EXHIBIT 11

                         BRISTOL-MYERS SQUIBB COMPANY
            Exhibit With Respect to Omission of Dilutive Elements
               In Primary and Fully Diluted Earnings Per Share



EFFECT OF EXERCISE OF STOCK OPTIONS AND WARRANTS ON PRIMARY EARNINGS PER SHARE:
-------------------------------------------------------------------------------

                                             1994           1993         1992
                                     ------------   ------------ ------------
(1)Average market price of Common
Stock during year                          $55.89         $58.42       $69.79

(2)Number of shares under option
and warrant at year-end for which
exercise price is below (1)            11,634,891     11,978,432    8,632,047

(3)Aggregate proceeds to be
received upon exercise of shares
in (2)                               $570,433,755   $600,689,306 $407,281,454

(4)Shares deemed repurchased under
treasury stock method (3) divided
by (1)                                 10,206,365     10,282,254    5,835,814

(5)Additional shares deemed
outstanding (2) - (4)                   1,428,526      1,696,178    2,796,233

(6)(5) as a percentage of number of
shares used in computing earnings
per share                                    .28%           .33%         .54%



In view of the above percentages, the effect of assumed exercise of stock options and warrants was considered not dilutive in accordance with Footnote 2 to paragraph 14 of APB Opinion #15.

















                                      E-4-1

                          BRISTOL-MYERS SQUIBB COMPANY
              Exhibit With Respect to Omission of Dilutive Elements
                 In Primary and Fully Diluted Earnings Per Share


EFFECT OF CONVERSION OF PREFERRED STOCK AND EXERCISE OF STOCK OPTIONS AND
-------------------------------------------------------------------------
WARRANTS ON FULLY DILUTED EARNINGS PER SHARE:
---------------------------------------------


                                             1994           1993          1992
                                     ------------   ------------  ------------
Restatement of Shares:

(1) Shares used in computing earnings
per share                             508,722,399    515,245,655   517,966,931
(2) Additional shares deemed
outstanding:
(a) Upon issuance pursuant to stock
plans, options, rights and warrants
after assumed repurchase of shares      2,389,203      2,442,546     2,929,858
(b) Upon conversion of preferred
stock outstanding at conversion
rate of 424/100 per common share           92,674        109,384       120,912
                                     ------------   ------------  ------------
(3) Shares assumed to be outstanding
for fully diluted computation         511,204,276    517,797,585   521,017,701
                                     ============   ============  ============

Restatement of Earnings:

(4) Net earnings applicable to
Common Stock:
Earnings from Continuing
Operations                         $1,842,446,000 $1,959,128,000 $1,537,853,000
Earnings Before Cumulative
Effect of Accounting Change         1,842,446,000  1,959,128,000  2,207,710,000
 Cumulative Effect of Accounting
 Change                                         -              -   (246,012,000)
                                   -------------- -------------- --------------
Net Earnings                        1,842,446,000  1,959,128,000  1,961,698,000

(5) Dividends on Preferred Stock           48,000         54,000         60,000
                                   -------------- -------------- --------------
(6) Pro forma earnings applicable
to Common Stock                    $1,842,494,000 $1,959,182,000 $1,961,758,000
                                   ============== ============== ==============

(7) Pro forma fully diluted
earnings per share:
Earnings from Continuing Operations         $3.60          $3.78          $2.95
Earnings Before Cumulative Effect
of Accounting Change                         3.60           3.78           4.24
Cumulative Effect of Accounting
Change                                          -              -          (0.47)
                                   --------------  -------------  -------------
Net Earnings                                $3.60          $3.78          $3.77
                                   ==============  =============  =============

                                      E-4-2

                          BRISTOL-MYERS SQUIBB COMPANY
              Exhibit With Respect to Omission of Dilutive Elements
                 In Primary and Fully Diluted Earnings Per Share


EFFECT OF CONVERSION OF PREFERRED STOCK AND EXERCISE OF STOCK OPTIONS AND
-------------------------------------------------------------------------
WARRANTS ON FULLY DILUTED EARNINGS PER SHARE:
---------------------------------------------


                                             1994           1993          1992
                                          -------        -------       -------

(8) Reported per share:
Earnings from Continuing Operations         $3.62          $3.80         $2.97
Earnings Before Cumulative Effect of
Accounting Change                            3.62           3.80          4.26
Cumulative Effect of Accounting Change          -              -         (0.47)
                                          -------        -------       -------
Net Earnings                                $3.62          $3.80         $3.79
                                          =======        =======       =======

(9) Dilution:
Earnings from Continuing Operations          .55%           .53%          .67%
Earnings Before Cumulative Effect of
Accounting Change                            .55%           .53%          .47%
Cumulative Effect of Accounting Change          -              -             -
Net Earnings                                 .55%           .53%          .53%


In view of the above percentages, the effect of assumed issuance pursuant to stock plans, options, rights and warrants and conversions of Preferred Stock was considered not dilutive in accordance with Footnote 2 to paragraph 14 of APB Opinion #15.
























                                      E-4-3